As filed with the Securities and Exchange Commission on September 10, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIBERTY LATIN AMERICA LTD.

(Exact name of registrant as specified in its charter)

Bermuda	2 Church Street Hamilton, Bermuda HM 11 (441) 295-5950	98-1386359
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Winter

Senior Vice President,

Chief Legal Officer and Secretary

2 Church Street

Hamilton, Bermuda HM 11

(441) 295-5950

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adorys Velazquez

Beverly Reyes

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

(212) 408-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transactions described herein have been satisfied.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(4)
Class C Common Shares, par value $0.01 per share	49,089,607	$7.14	$350,499,794	$45,495
Subscription rights to purchase Class C Common Shares (“Class C Rights”)	—	—	(3)	(3)

(1)

The number of the Registrant’s Class C common shares, par value $0.01 per share (“Class C common shares”), being registered has been determined based upon the maximum number of Class C common shares estimated to be offered by the Registrant pursuant to the rights offering contemplated hereby, which number has been determined based on the number of the Registrant’s Class A common shares, par value $0.01 per share, Class B common shares, par value $0.01 per share, and Class C common shares outstanding on the record date for the distribution of the Class C Rights (the “rights distribution record date”), each multiplied by 0.2690, which is the number of subscription rights that the Registrant intends to distribute for each of the Registrant’s common shares outstanding on the rights distribution record date. Because fractional subscription rights will be rounded up to the nearest whole right as described in the registration statement, the number of Class C common shares being registered hereby also includes up to 70,000 Class C common shares which may be issued as a result of the rounding up of the subscription rights. The actual number of Class C common shares offered may be less than the maximum number stated in the table.

(2)	Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.

(3)

Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby as the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(4)	Calculated on the basis of $129.80 per million of the proposed maximum aggregate offering price.

PROSPECTUS

LIBERTY LATIN AMERICA LTD.

Class C Common Shares, par value $0.01 per share

Subscription Rights to Purchase up to 49,019,607 Class C Common Shares at $7.14 per Share*

Liberty Latin America Ltd. (Liberty Latin America, which is also referred to in this prospectus as we, us, our or the company) is an international provider of fixed, mobile and subsea telecommunications services. Through our subsidiaries, we provide residential and business-to-business (B2B) services in (i) over 20 countries, primarily in Latin America and the Caribbean, through Cable & Wireless Communications Limited (C&W), (ii) Chile, through VTR Finance NV (VTR Finance), formerly known as VTR Finance B.V., and its subsidiaries, which includes VTR.com SpA (VTR), (iii) Puerto Rico, through Liberty Communications PR Holding LP (Liberty PR), formerly known as Leo Cable LP, and its subsidiaries, which includes Liberty Communications of Puerto Rico LLC, formerly known as Liberty Cablevision of Puerto Rico LLC (LCPR), collectively “Liberty Puerto Rico,” and (iv) Costa Rica, through LBT CT Communications, S.A. (LBT CT) and its subsidiary, Cabletica S.A. (Cabletica).

We are distributing (the rights distribution) to holders of our Class A common shares, Class B common shares and Class C common shares (each as defined below) 0.2690 of a subscription right (a Class C Right or a right) to purchase one Class C common share for each Class A common share, Class B common share and Class C common share (the rights offering) held as of 5:00 p.m., New York City time, on September 8, 2020 (the rights distribution record date).

If all conditions to the rights distribution are satisfied, at 5:00 p.m., New York City Time, on September 10, 2020 (the rights distribution date):

•	You will receive 0.2690 of a Class C Right for each Class A common share, par value $0.01 per share (Class A common share or LILA), held by you as of the rights distribution record date;

•	You will receive 0.2690 of a Class C Right for each Class B common share, par value $0.01 per share (Class B common share or LILAB), held by you as of the rights distribution record date; and

•

You will receive 0.2690 of a Class C Right for each Class C common share, par value $0.01 per share (Class C common share or LILAK, and together with LILA and LILAB, the common shares), held by you as of the rights distribution record date.

The total number of Class C Rights to be issued to you will be rounded up to the nearest whole number (after taking into account the aggregate number of Class C Rights you would otherwise be entitled to receive in respect of the aggregate number of common shares held of record by you as a result of the rights offering). Such rounding will be made with respect to each beneficial shareholder.

The maximum number of Class C Rights to be issued in the rights distribution pursuant to which our rightsholders may acquire an equivalent number of our Class C common shares is 49,019,607.*

The rights offering will commence on September 11, 2020. In the rights offering, each Class C Right will entitle the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Class C Right entitles its holder to purchase one Class C common share at a subscription price of $7.14, which is equal to an approximate 25% discount to the volume weighted average trading price of our Class C common shares beginning on August 31, 2020 and ending on (and including) September 2, 2020 (such price, the subscription price, and such trading day period, the subscription price determination period). Under the oversubscription privilege, each rightsholder which exercises its basic subscription privilege, in full, will have the right to subscribe, at the subscription price, for up to that number of Class C common shares which are not purchased by rightsholders under their basic subscription privilege. If a rightsholder delivers an oversubscription request for Class C common shares and we receive oversubscription requests for more Class C common shares than we have available for oversubscription, the rightsholder will receive its pro rata portion of the available Class C common shares based on the number of shares it purchased under its basic subscription privilege or, if less, the number of shares for which it oversubscribed.

All exercises of Class C Rights are irrevocable even if our board determines, in its sole discretion, to extend the expiration time. The rights offering will expire at 5:00 p.m., New York City time, on September 25, 2020, unless we extend it, with the length of such extension to be determined by our board of directors (or a committee thereof) in its sole discretion. However, we do not intend to extend the expiration time of the rights offering for more than 25 trading days past the original eleven trading day subscription period.

You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. There may be unexpected delays in mail processing times as a result of the coronavirus (COVID-19) pandemic. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the expiration time.

No vote of Liberty Latin America’s shareholders is required or is being sought to authorize or effectuate the rights offering. No action is required of you to receive your Class C Rights.

We have been informed by John Malone, a director emeritus of our company, and Searchlight Capital Partners, L.P., who together own approximately 25.4% of the aggregate voting power of our outstanding common shares, that they each intend to exercise in full their respective basic subscription privileges in the rights offering. In addition, each member of our board and executive management team has advised us that he or she intends to exercise his or her basic subscription rights in full. However, neither we nor our board of directors (nor any committee thereof) has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for Class C common shares, or simply take no action with respect to your rights based on your own assessment of your best interests.

Our Class A common shares and Class C common shares trade on the Nasdaq Global Select Market under the symbols “LILA” and “LILAK,” respectively. Our Class B common shares are quoted on the OTC Grey Markets under the symbol “LILAB.” We expect to list the Class C Rights on the Nasdaq Global Select Market on a “when-issued” basis on September 10, 2020 under the symbol “LILRV” and in the “regular way” on September 11, 2020 (the first trading day following the rights distribution date and the commencement date for the rights offering) under the symbol “LILAR.”

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this prospectus as truthful or complete. Any representation to the contrary is a criminal offense.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

In connection with this offering, J.P. Morgan Securities LLC, the dealer manager for this offering, will receive a fee for its marketing and soliciting services. See “Plan of Distribution.”

The dealer manager for the rights offering:

J.P. Morgan

The date of this prospectus is September 10, 2020.

*	Plus additional Class C common shares which may be issued as a result of rounding fractional Class C Rights up to the nearest whole right as described herein.

i

ABOUT THIS PROSPECTUS

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Liberty Latin America,” the “company,” “we,” “us,” “our,” or similar references, mean Liberty Latin America Ltd.

We and our dealer manager, J.P. Morgan Securities LLC (the dealer manager), have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover page and that any information previously filed with the Securities and Exchange Commission (the SEC) that is incorporated by reference is accurate only as of the date such document is incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

We are a Bermuda exempted company. As a result, the rights of holders of Class C Rights or Class C common shares are governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions, including the U.S. and the U.K. Certain of our directors are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, or entertain actions in Bermuda against us or our directors or officers under the securities laws of those jurisdictions. Our registered address in Bermuda is 2 Church Street, Hamilton HM 11, Bermuda.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement we have filed with the SEC under the Securities Act of 1933, as amended (the Securities Act). As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities.

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, our SEC filings and other information about us may also be obtained from our website at www.lla.com, although information on our website is not incorporated by reference into and does not constitute a part of this prospectus. Our Class A common shares and Class C common shares are listed on the Nasdaq Global Select Market under the symbols “LILA,” and “LILAK,” respectively.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus and is deemed to be part of this prospectus except for any information superseded by this prospectus or any other document incorporated by reference into this prospectus. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2019, shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

•

our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 19, 2020, (including the description of our Class C common shares contained in Exhibit 4.8 thereto, and any amendment or report filed for the purpose of updating such description) and Amendment No. 1 thereto on Form 10-K/A, filed on April 29, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed on May 5, 2020 and August 5, 2020, respectively; and

•	our Current Reports on Form 8-K (other than any portion thereof furnished or deemed furnished) filed on January 30, 2020, March 17, 2020 and June 30, 2020.

Any statement contained in the filings (or portions of filings) incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any filing by us with the SEC prior to the completion of this offering modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Liberty Latin America Ltd.

2 Church Street

Hamilton, Bermuda HM 11

Telephone: (441) 295-5950

Attention: Investor Relations

TRADE NAMES, TRADEMARKS AND SERVICE MARKS

Any trade names, trademarks and service marks appearing in or incorporated by reference into this prospectus are our property or the property of our affiliates or are licensed by us or our affiliates, and may be registered in the United States Patent and Trademark Office and / or in foreign trademark offices. Trade names, trademarks and service marks of other organizations appearing in or incorporated by reference into this prospectus are the property of their respective holders.

SUMMARY

The following is a summary of material information discussed in this prospectus. It is included for convenience only and should not be considered complete. You should carefully review this entire prospectus, including the risk factors and the documents incorporated by reference into this prospectus, to better understand the rights offering and our business and financial position.

Our Company

We are an international provider of fixed, mobile and subsea telecommunications services. We provide residential and B2B communications services in (i) over 20 countries, primarily in Latin America and the Caribbean, through C&W, (ii) Chile and Costa Rica, through VTR/Cabletica, and (iii) Puerto Rico, through Liberty Puerto Rico. C&W also provides (i) B2B services in certain other countries in Latin America and the Caribbean and (ii) wholesale communication services over its subsea and terrestrial fiber optic cable networks that connect over 40 markets in that region.

C&W owns less than 100% of certain of its consolidated subsidiaries, including The Bahamas Telecommunications Company Limited (C&W Bahamas) (a 49.0%-owned entity that owns all of our operations in the Bahamas), Cable & Wireless Jamaica Limited (C&W Jamaica) (a 92.3%-owned entity that owns the majority of our operations in Jamaica), and Cable & Wireless Panama, S.A. (C&W Panama) (a 49.0% owned entity that owns most of our operations in Panama). In addition, we own Cabletica through our 80.0% ownership of its parent, LBT CT.

We were originally formed as a Bermuda company on July 11, 2017, as a wholly-owned subsidiary of Liberty Global plc (Liberty Global) under the name LatAm Splitco Ltd. and we changed our name to Liberty Latin America Ltd. on September 22, 2017. During October 2017, the Board of Directors of Liberty Global authorized a plan to distribute to the holders of Liberty Global’s LiLAC Shares (as defined and described in note 1 to our audited consolidated financial statements in our 2019 Annual Report) common shares in our company (the Split-Off), which was completed on December 29, 2017.

Our Business

We are a leading telecommunications company with operations in Chile, Panama, Puerto Rico, Costa Rica, the Caribbean, including Jamaica, and other parts of Latin America. The communications and entertainment services that we deliver to our residential and business customers include video, broadband internet, telephony and mobile services. In most of our operating footprint, we offer a “triple-play” of bundled services of digital video, internet and telephony in one subscription. We are also focused on leveraging our full-service product suite to deliver fixed-mobile convergence offerings. Available fixed service offerings depend on the bandwidth capacity of a particular system and whether it has been upgraded for two-way communications.

Our business products and services also include enterprise-grade connectivity, data center, hosting and managed solutions, as well as IT solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. We also operate an extensive subsea and terrestrial fiber optic cable network that connects over 40 markets in the region, providing connectivity solutions both within and outside our operating footprint.

We are the largest fixed-line provider of high-speed broadband and video services across a number of our markets, including Chile, Puerto Rico, Jamaica and Trinidad and Tobago. We also operate the largest telephony network in most of our C&W markets where we provide residential communications services. In addition, we offer mobile services throughout most of our operating footprint. Across C&W’s markets, we are a mobile network operator in Panama and most of our Caribbean markets, including the Bahamas and Jamaica. As a network provider, we are able to offer a full range of voice and data services, including value-added, data-based and fixed-mobile converged services. In Chile, VTR provides mobile services as a mobile virtual network operator (MVNO) and leases a third-party’s radio access network.

At June 30, 2020, we (i) owned and operated fixed networks that passed 7,622,600 homes and served 6,120,300 revenue generating units (RGUs), comprising 2,703,600 broadband internet subscribers, 1,969,600 video subscribers and 1,447,100 fixed-line telephony subscribers and (ii) served 3,309,700 mobile subscribers.

Recent Developments

AT&T Acquisition

On October 9, 2019, our wholly-owned subsidiary, Liberty PR, agreed to acquire AT&T’s wireless and wireline operations in Puerto Rico and the U.S. Virgin Islands (the AT&T Acquisition) in an all-cash transaction. The AT&T Acquisition is valued at an enterprise value of $1.95 billion on a cash- and debt-free basis, subject to certain adjustments. We intend to finance this acquisition through a combination of net proceeds from our $1.0 billion principal amount term loan facility due October 15, 2026, the 6.75% senior secured notes due October 15, 2027 of our subsidiary, LCPR Senior Secured Financing Designated Activity Company, and available liquidity. In connection with the AT&T Acquisition, we expect to incur significant operating and capital costs to integrate the businesses of AT&T with our existing operations in Puerto Rico.

The AT&T Acquisition is subject to the satisfaction of customary closing conditions, including reviews by the United States Federal Communications Commission and clearance by the Department of Justice (DOJ) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the HSR Act). On January 10, 2020, we received a request for additional information and documentary materials (a Second Request) from the DOJ regarding the AT&T Acquisition. This information request was issued in conjunction with the DOJ’s review of the transaction under the HSR Act. Issuance of the Second Request extends the waiting period under the HSR Act until 30 days after both Liberty Latin America and AT&T have substantially complied with the Second Request or such later time as such parties may agree with the DOJ, unless the waiting period is terminated earlier by the DOJ. We are continuing to work cooperatively with the DOJ in connection with its review. We expect the AT&T Acquisition to close during the fourth quarter of 2020.

Telefonica-Costa Rica Acquisition

On July 30, 2020, we entered into a definitive agreement to acquire Telefónica S.A.’s wireless operations in Costa Rica in an all-cash transaction based upon an enterprise value of $500 million on a cash- and debt-free basis (the Telefonica-Costa Rica Acquisition). The transaction is subject to certain customary closing conditions, including regulatory approvals, and is expected to close in the first half of 2021.

VTR Class Action

On August 25, 2020, VTR was notified that the Chilean National Consumer Authority (“Sernac”, the Spanish acronym for Servicio Nacional del Consumidor) had filed a class action complaint against VTR in the 14 Santiago Civil Court. The complaint relates to consumer complaints regarding VTR’s broadband service and capacity during the pandemic and raises claims regarding, among other things, VTR’s disclosure of its broadband speeds and aggregate capacity availability and VTR’s response to address the causes of service instability during the pandemic. VTR was also notified in August about two additional class action complaints filed by consumer associations (ODECU and AGRECU) making similar claims and allegations. The class action complaint of ODECU was filed in the 21st Civil Court of Santiago, and the class action complaint of AGRECU was filed in the 26th Civil Court of Santiago. The complaint of SERNAC and ODECU seeks (i) the Court declare that VTR has infringed the rules of the Consumer Protection Law; (ii) the responsibility of VTR for such infractions and if so, establish the corresponding fines; and (iii) compensatory damages. In the case of AGRECU, the complaint only seeks compensatory damages. We believe that the allegations contained in the complaints are without merit, in particular as it relates to VTR’s service and response during the pandemic and intend to defend the complaints vigorously. We cannot predict at this point the length of time that these actions will be ongoing or the liability, if any, which may arise therefrom.

Consolidated Net Leverage Ratio as of June 30, 2020

As a supplement to the financial information included in our Form 10-Q for the six months ended June 30, 2020, we have set forth below our consolidated net leverage ratio. Our consolidated net leverage ratio, a non-GAAP measure, is defined as adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less cash and cash equivalents and restricted cash held in escrow at Liberty Puerto Rico that will be used to fund a portion of the AT&T Acquisition to annualized Adjusted OIBDA for the six months ended June 30, 2020. For purposes of this calculation, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated net leverage ratio is useful because it allows our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated net leverage as a supplement to, and not a substitute for, ratios that would be calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated net leverage ratio as of June 30, 2020 are set forth below (in millions, except ratio):

Total debt and finance lease obligations	$8,841.0
Add: Discounts, premiums and deferred financing costs, net	142.2
Less: Projected derivative principal-related cash receipts (a)	(31.0)

Adjusted total debt and finance lease obligations	8,952.2

Less:
Cash and cash equivalents	1,752.4
Restricted cash (b)	1,352.9

Net debt and finance lease obligations	$5,846.9

Adjusted OIBDA:
Adjusted OIBDA for the six months ended June 30, 2020 (c)	$696.5

Annualized Adjusted OIBDA for the six months ended June 30, 2020	$1,393.0

Consolidated net leverage ratio	4.2X

(a)

Amount represents the U.S. equivalent and is based on interest rates and exchange rates that were in effect as of June 30, 2020. For a discussion of our projected cash flows associated with derivative instruments, please see Item 3. Quantitative and Qualitative Disclosures About Market Risk—Projected Cash Flows Associated with Derivative Instruments in our Report on Form 10-Q for the six months ended June 30, 2020.

(b)	Amount relates to restricted cash held in escrow at Liberty Puerto Rico that will be used to fund a portion of the AT&T Acquisition.
(c)	Adjusted OIBDA is a non-GAAP measure. See below for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure.

Adjusted OIBDA Reconciliation

Adjusted OIBDA is a non-GAAP measure and the primary measure used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe this measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating loss to total Adjusted OIBDA for the six months ended June 30, 2020 is presented in the following table (in millions):

Operating loss	$(98.2)
Share-based compensation expense	47.3
Depreciation and amortization	429.9
Impairment, restructuring and other operating items, net	317.5

Adjusted OIBDA	$696.5

Additional Information

For additional information regarding our business, financial condition, results of operations, and other important information regarding our company, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

The Rights Offering

The following is a brief summary of the terms of the rights offering. Please see “The Rights Offering” for a more detailed description of the matters described below.

Q:	What is a rights offering?

A:

A rights offering is a distribution of subscription rights on a pro rata basis to shareholders of a company. We will distribute (the rights distribution) to holders of our Class A common shares, Class B common shares and Class C common shares as of the rights distribution record date (as defined below), 0.2690 of a transferable subscription right issued by us to purchase one Class C common share (a Class C Right or a right) for each Class A common share, Class B common share and Class C common share, as applicable, held as of the rights distribution record date.

Q.	What are the record and distribution dates for the rights offering?

A.

Each holder of record of our common shares as of 5:00 p.m., New York City time, on September 8, 2020 (the rights distribution record date) will be entitled to receive Class C Rights on the rights distribution date, which will be 5:00 p.m., New York City time, on September 10, 2020.

Q.	Are there other key dates relating to the rights offering?

A.

Yes. Below is a list of the key dates for the rights offering of which you should be aware. With the exception of the rights distribution record date and rights distribution date, such dates are subject to change in the event our board of directors (or a committee thereof) determines to extend the rights offering (as discussed herein). For more information regarding these dates, we encourage you to review “The Rights Offering” below, as that section of the prospectus describes other timing considerations of which you should be aware regarding the rights offering (for example, dates by which different forms of payment upon the exercise of rights are deemed received).

Date	Event / Action

5:00 p.m., New York City time, on September 8, 2020	Rights distribution record date.

September 10, 2020	Expected when-issued trading period for the Class C Rights on the Nasdaq Global Select Market under the symbol “LILRV.”

5:00 p.m., New York City time, on September 10, 2020	Rights distribution date.

September 11, 2020	Commencement of the rights offering. Expected commencement of “regular way” trading for the Class C Rights on the Nasdaq Global Select Market under the symbol “LILAR.”

5:00 p.m., New York City time, on September 18, 2020 (five business days prior to the expiration date, as may be adjusted in the event of an extension of the expiration time)

Date by which the subscription agent must have received appropriate materials from holders of rights in order to have the subscription agent sell such rights.

Date by which registered foreign holders of Class C Rights must notify the subscription agent and establish to the satisfaction of the subscription agent that they are permitted to exercise their Class C Rights.

Date by which the subscription agent must have received appropriate materials from holders of rights

Date	Event / Action
in order to transfer all or a portion of such holder’s rights.

5:00 p.m., New York City time, on September 25, 2020	Expiration of the rights offering.

Q.	What are the Class C Rights?

A.

Each whole Class C Right entitles its holder to purchase one Class C common share from us, at a subscription price of $7.14, which is equal to an approximate 25% discount to the volume weighted average trading price of our Class C common shares beginning on August 31, 2020 and ending on (and including) September 2, 2020 (such price, the subscription price and such trading day period, the subscription price determination period).

Q.	What do I have to do to receive Class C Rights?

A.

Nothing. Holders of our common shares on the rights distribution record date are not required to pay any cash or deliver any other consideration, or give up any common shares, to receive the Class C Rights distributable to them in the rights distribution.

Because it is expected that the ex-dividend date for the rights offering will occur on the first trading day immediately following the rights distribution date, if you are a holder of Class A common shares, Class B common shares or Class C common shares on the rights distribution record date, you will be entitled to receive the Class C Rights issuable in respect of those shares only if you continue to hold them through the rights distribution date. See “The Rights Offering—Trading Prior to the Rights Distribution Record Date.”

Q.	What is the basic subscription privilege?

A.	The basic subscription privilege entitles each holder of a whole Class C Right to purchase one Class C common share, for the subscription price.

Q.	What is the oversubscription privilege?

A.

The oversubscription privilege entitles each holder of a whole Class C Right, if the holder fully exercises its basic subscription privilege, to subscribe at the subscription price for up to that number of Class C shares, as applicable, that are offered in the rights offering but are not purchased by the other rightsholders under their basic subscription privilege.

Q.	What are the limitations on the oversubscription privilege?

A.

We will be able to satisfy exercises of the oversubscription privilege only if rightsholders subscribe for less than all of the Class C common shares that may be purchased under the basic subscription privilege of the Class C Rights. If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the shares available, we will allocate the available shares pro rata among those who oversubscribed in proportion to the number of Class C common shares that each rightsholder purchases pursuant to its basic subscription privilege or, if less, the number of shares for which it oversubscribed. Only record date shareholders who exercise in full all rights issued to them are entitled to exercise the oversubscription privilege. You may not exercise your oversubscription privilege if you transfer all or a portion of your rights.

Q.	How will fractional Class C Rights be treated in the rights offering?

A.

We will not issue, or pay cash in lieu of, fractional rights. Instead, the total number of Class C Rights to be issued to you will be rounded up to the nearest whole number (after taking into account the aggregate number of Class C Rights you would otherwise be entitled to receive in respect of the aggregate number of common shares held of record by you as a result of the rights offering). Such rounding will be made with respect to each beneficial shareholder.

Q.	Do the Class C Rights provide the holder with any right to subscribe for our Class A common shares or Class B common shares?

A.	No. Class C Rights only entitle the holders to subscribe for Class C common shares.

Q.	When will the rights offering commence and when will it expire?

A.

The rights offering will commence on September 11, 2020, and will remain open for a eleven trading day period. The rights offering will expire at 5:00 p.m., New York City time, on September 25, 2020 (such date and time, the expiration time), unless we extend it. We may extend the expiration time for any reason and for any length of time at the discretion of our board of directors. However, we do not intend to extend the expiration time of the rights offering for more than 25 trading days past the original eleven trading day period. If we do not complete the rights offering by the eleventh trading day of the subscription period and the expiration time has not been extended beyond such date, we will cause the subscription agent to return to each exercising holder the entirety of such holder’s aggregate subscription price previously paid.

Q.	Are there any conditions to the rights distribution?

A.	The completion of the rights distribution is subject to the satisfaction of the following conditions:

•	the effectiveness under the Securities Act of the Registration Statement on Form S-3, of which this prospectus forms a part;

•	the approval of the Nasdaq Stock Market LLC (Nasdaq) for the listing of our Class C Rights; and

•	our board of directors shall not have revoked the rights distribution prior to the rights distribution date.

Q.	Can you terminate the rights offering?

A.

Yes. Our board of directors (or a committee thereof) may determine to abandon the rights distribution at any time prior to the rights distribution date, and, even after the Class C Rights have been distributed, may also determine to abandon the rights offering prior to its commencement or terminate the rights offering following its commencement for any reason before the expiration time.

Q.	If you terminate the rights offering, will my subscription payment be refunded to me?

A.

Yes. If we terminate the rights offering, the subscription agent will return promptly all subscription payments received by it. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Q.	If I purchase subscription rights in the market and you terminate the rights offering, will I be reimbursed the price I paid to purchase my rights?

A.	No. If you purchase Class C Rights in the market and we terminate the rights offering at any time, you will incur the loss of the entire price you paid to acquire your Class C Rights.

Q.	Why are you conducting the rights offering and how will you use the proceeds received from the rights offering?

A.

We are conducting the rights offering to raise capital to finance acquisitions, including the recently announced Telefonica-Costa Rica Acquisition, and for general corporate purposes. See “Use of Proceeds” for a more detailed description. We determined the subscription price and the number of Class C Rights to distribute based on, among other things, the market price of our Class C common shares, discounts used in similar rights offerings, the general conditions of the securities markets and the amount of proceeds, after any deductions for expenses related to the rights offering, we wish to raise.

Q.	How many Class C common shares do you expect to be outstanding following the rights offering?

A.

Assuming the rights offering is fully subscribed, and without giving effect to any anti-dilution adjustments associated with outstanding equity awards or rounding of the Class C Rights as described herein, we estimate that we would have outstanding 180,395,049 Class C common shares immediately following the completion of the rights offering.

Q.	How might the rights offering affect the trading price of your Class C common shares?

A.

We cannot assure you as to how the rights offering will impact the trading price of our Class C common shares. Historically, due to the inclusion of a discounted subscription price and the resulting dilution, rights offerings have adversely impacted the trading price of the underlying shares, especially during the period the rights offering remains open.

Q.	How do I exercise my Class C Rights?

A.

Subscription materials, including rights certificates, will be made available to holders upon the commencement of the rights offering. Each record holder who wishes to exercise the basic subscription privilege under its Class C Rights should properly complete and sign the applicable rights certificate and deliver the rights certificate together with payment of the subscription price for each Class C common share subscribed for to the subscription agent before the expiration time. Each record holder who further wishes to exercise the oversubscription privilege under its rights must also include payment of the subscription price for each Class C common share subscribed for under the oversubscription privilege. We recommend that any rightsholder who uses the United States mail to effect delivery to the subscription agent use insured, registered mail with return receipt requested. There may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. Rightsholders should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the expiration time. Any holder who cannot deliver its rights certificate to the subscription agent before the expiration time may use the procedures for guaranteed delivery described under the heading “The Rights Offering—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures.” We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise the rights under the heading “The Rights Offering” beginning with the section entitled “—Exercising Your Class C Rights,” in the rights certificates themselves and in the document entitled “Instructions for Use of Liberty Latin America Ltd. Class C Rights Certificates” that accompanies this prospectus and under “The Rights Offering—Delivery of Subscription Materials and Payment”.

Q.	How may I pay the subscription price?

A.

Your cash payment of the subscription price must be made by wire transfer of immediately available funds or personal check drawn upon a U.S. bank payable to the subscription agent, Computershare. Please see “The Rights Offering—Delivery of Subscription Materials and Payment.”

Q.	What should I do if I want to participate in the rights offering but my common shares will be held in the name of my broker or a custodian bank on the rights distribution record date?

A.

We will ask brokers, dealers and nominees holding our common shares on behalf of other persons to notify these persons of the rights offering. Any beneficial owner wishing to sell or exercise its Class C Rights will need to have its broker, dealer or nominee act on its behalf. Each beneficial owner should complete and return to its broker, dealer or nominee the form entitled “Beneficial Owner Election Form.” This form will be available with the other subscription materials from brokers, dealers and nominees holding our common shares on behalf of other persons on the rights distribution record date.

Q.	Will I receive subscription materials by mail if my address is outside the United States?

A.

No. We will not mail rights certificates to any person with an address outside the United States. Instead, the subscription agent will hold rights certificates for the account of all registered foreign holders. To exercise those Class C Rights, each such holder must notify the subscription agent on or before 5:00 p.m., New York City time, on the fifth business day before the expiration time, and establish to the satisfaction of the subscription agent that it is permitted to exercise its Class C Rights under applicable law. The subscription agent will attempt to sell, if feasible, the Class C Rights held on behalf of any registered foreign holder who fails to notify the subscription agent and provide acceptable instructions to it by such time (and assuming no contrary instructions are received). The net proceeds, if any, of any such sale, reduced by any applicable tax withholding (including backup withholding), will be payable to the applicable registered foreign holder.

Q.	Will I be charged any fees if I exercise my rights?

A.

We will not charge a fee to holders for exercising their rights. However, any holder exercising its rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

Q.	May I transfer my Class C Rights if I do not want to purchase any shares?

A.

Yes. The Class C Rights being distributed to holders of our common shares are transferable, and we expect that they will begin trading on the Nasdaq Global Select Market on a “when-issued” basis on September 10, 2020 under the symbol “LILRV” and in the “regular way” on September 11, 2020 (the first trading day following the rights distribution date and the commencement date for the rights offering) under the symbol “LILAR” and will cease trading at the close of market immediately prior to the expiration time. However, we cannot assure you that a trading market for the Class C Rights will develop.

If you wish to transfer all or a portion of your rights, you must notify the subscription agent on or before 5:00 p.m. New York City time on the fifth business day before the expiration time for the subscription agent to receive and process your transfer instructions and issue and transmit a new rights certificate to your transferee or transferees with respect to transferred Class C Rights, and to you with respect to any rights you retained.

Q.	How may I sell my Class C Rights?

A.

Any holder who wishes to sell its rights should contact its broker or dealer. Any holder who wishes to sell its rights may also seek to sell the rights through the subscription agent. Each holder will be responsible for all fees associated with the sale of its rights, whether the rights are sold through its own broker or dealer or the subscription agent. We cannot assure you that any person, including the subscription agent, will be able to sell any rights on your behalf.

If you wish to have the subscription agent seek to sell your rights, the subscription agent must receive your properly executed rights certificate (along with a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable), with appropriate instructions, before 5:00 p.m., New York City time, on the fifth business day before the expiration time. The subscription agent is required to sell your rights only if it is able to find buyers.

Please see “The Rights Offering—Method of Transferring and Selling Class C Rights” for more information.

Q.	Am I required to subscribe in the rights offering?

A.	No. However, any holder of rights who chooses not to exercise its rights will experience dilution to its equity interest in our common shares and our company.

Q.	If I exercise rights in the rights offering, may I cancel or change my decision?

A.	No. All exercises of rights are irrevocable.

Q.	If I exercise my rights, when will I receive the shares for which I have subscribed?

A.

We will issue the Class C common shares for which subscriptions have been properly delivered to the subscription agent prior to the expiration time, as soon as practicable following the expiration time. We will not be able to begin to calculate the number of Class C common shares to be issued to each exercising rightsholder until the third business day after the expiration time, which is one business day after the date by which rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures.” Class C common shares that you purchase in the rights offering will be listed on the Nasdaq Global Select Market.

Q.	Have you or your board of directors made a recommendation as to whether I should exercise or transfer my rights or how I should pay my subscription price?

A.

No. Neither we nor our board of directors (nor any committee thereof) has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for Class C common shares, or simply take no action with respect to your rights, based on your own assessment of your best interests.

Q.	What are the U.S. federal income tax consequences of the rights distribution and the rights offering to me?

A.

For U.S. federal income tax purposes, no gain or loss should be recognized by, and no amount should be included in the income of, U.S. holders (as defined below) of our common shares upon the receipt of Class C Rights in the rights distribution. U.S. holders who receive Class C Rights in the rights distribution generally will not recognize taxable income, gain or loss in connection with the exercise of such Class C Rights. Any U.S. holder who sells its Class C Rights prior to exercise generally will recognize gain or loss upon such sale. For a more complete summary of certain U.S. federal income tax consequences of the rights distribution and the rights offering to U.S. holders of our common shares, please see the section entitled “Certain U.S. Federal Income Tax Consequences.”

Q.	What are the Bermuda income tax consequences of the rights distribution and the rights offering to me?

A.

There is no Bermuda income tax payable by us or by shareholders who receive Class C Rights in respect of such Class C Rights. For a more complete summary of the material Bermuda income tax consequences of the rights distribution and the rights offering to holders of our common shares, please see the section entitled “Material Bermuda Tax Consequences of The Rights Distribution and The Rights Offering.”

Q.	What should I do if I have other questions?

A.

If you have questions or need assistance, please contact Innisfree M&A Incorporated, the information agent for the rights offering, at (212) 750-5833 (for banks and brokers) or (877) 750-8312 (toll free).

RISK FACTORS

An investment in our common shares, including our Class C common shares, involves risk. You should consider carefully the risks described below relating to the rights offering, along with the information discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 19, 2020, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 5, 2020, which is incorporated by reference into this prospectus, and subsequent periodic filings we may make containing updated disclosures of such factors, together with all the other information included in this prospectus and in the documents we have incorporated by reference. The occurrence of any of the events described as possible risks could have a material adverse effect on the value of our common shares, including the Class C common shares. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business. See “Where to Find More Information.”

Factors Relating to the Rights Offering

If we abandon the rights distribution or terminate the rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

There can be no assurance that the rights distribution or the rights offering will occur, as our board of directors (or a committee thereof) may determine to abandon the rights distribution and, even after the Class C Rights have been distributed, may also determine to abandon the rights offering prior to its commencement or terminate the rights offering following its commencement at any time prior to the expiration time. However, you may not revoke any exercise of your Class C Rights. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the Class C Rights, except to return your subscription payments, without interest or deduction. In addition, if you purchase Class C Rights on the public market and we later terminate the rights offering, you will lose the purchase price you paid for your Class C Rights.

The subscription price may not reflect the value of the Class C common shares.

Our board of directors (or a committee thereof) determined that the subscription price will represent a discount of approximately 25% to the volume weighted average trading price of our Class C common shares over the subscription price determination period (the Measurement Period VWAP). Our board of directors (or a committee thereof) is not making any recommendations regarding your exercise of Class C Rights, and we did not receive a fairness opinion from a financial advisor in determining the subscription price or the terms of the rights offering. The subscription price does not necessarily bear any relationship to the book value of Liberty Latin America’s assets, historic or future cash flows, or financial condition or recent share prices or any other established criteria for valuation, and you should not consider the subscription price as any indication of the value of the Class C common shares. You are urged to make your own decision whether or not to exercise your Class C Rights based on your own assessment of our business and the rights offering.

Shareholders who do not exercise their Class C Rights will experience dilution.

The Class C Rights will permit rightsholders to acquire an aggregate number of our Class C common shares equal to approximately 27.2% of the aggregate number of Class A common shares, Class B common shares and Class C common shares, outstanding prior to the rights distribution record date, at an approximate 25% discount to the Measurement Period VWAP. If you do not exercise your basic subscription privilege in full and the rights offering is fully subscribed and completed, you will experience material dilution in your proportionate interest in the equity ownership of our common shares and our company. If you do not exercise or sell your Class C Rights, you will relinquish any value inherent in the Class C Rights.

There will not be a prior public market for the Class C Rights, and we cannot assure you that a trading market will develop for the Class C Rights.

There will not be any public market for the trading of Class C Rights prior to the rights distribution, other than one expected day of when-issued trading on the rights distribution date. There can be no assurance that an active trading market will develop or be sustained for the Class C Rights following the rights distribution. We cannot predict the prices at which the Class C Rights may trade after the rights distribution or the effect of the rights distribution on the trading prices of our Class A, Class B and Class C common shares.

There may be unexpected delays in mail processing times as a result of the COVID-19 pandemic and if you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

If you wish to exercise your Class C Rights in this rights offering, you must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration time, unless extended. You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. In addition, there may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified personal check prior to the expiration time. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

The receipt of Class C Rights may be treated as a taxable distribution to you.

The U.S. federal income tax consequences of the rights distribution and the rights offering will depend on whether the rights distribution or the rights offering is part of a “disproportionate distribution” within the meaning of the Code (as defined below in the section entitled “Certain U.S. Federal Income Tax Consequences”). We intend to take the position that the Class C Rights issued pursuant to the rights distribution and the rights offering (a) are not part of a “disproportionate distribution” and (b) are not a taxable distribution with respect to your existing Class A, Class B or Class C common shares. The disproportionate distribution rules are complicated, however, and their application is uncertain. Accordingly, it is possible that the IRS could successfully challenge our position. For a more complete summary of certain U.S. federal income tax consequences of the rights distribution and the rights offering to U.S. holders (as defined below) of our common shares, please see the section entitled “Certain U.S. Federal Income Tax Consequences.”

We may be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences for U.S. holders.

In general, a non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC (as defined below) in a particular taxable year if either (1) at least 75% of its gross income for the taxable year is “passive” income, or (2) at least 50% of the average value of its assets held during the taxable year is attributable to assets that produce, or are held for the production of, passive income, subject to certain special rules. For this purpose, a non-U.S. corporation is treated as owning directly its proportionate share of the assets and receiving directly its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock.

Based on our business and operations and the business and operations of our subsidiaries, we believe we were not a PFIC for 2019, and we do not expect to be treated as a PFIC for the current taxable year or for foreseeable future taxable years. No assurance can be given, however, that the IRS, or a court of law, will accept our position. Further, the determination of whether we are a PFIC in any taxable year is a factual determination made on an annual basis after the close of such taxable year, and our status may change if there are changes in our or our subsidiaries’ assets, income or operations. Accordingly, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable year.

If we are treated as a PFIC for any taxable year in which a U.S. holder (as defined below) is treated as holding our shares (including, under proposed Treasury Regulations, the Class C Rights) for U.S. federal income tax purposes, certain adverse U.S. federal income tax consequences could apply to the U.S. holder. For a more complete summary of certain U.S. federal income tax consequences to U.S. holders, please see the section entitled “Certain U.S. Federal Income Tax Consequences.”

We may have exposure to additional tax liabilities.

We are subject to income taxes as well as non-income based taxes in the U.S., the U.K., the Caribbean and parts of Latin America. In addition, most tax jurisdictions that we operate in have complex and subjective rules regarding the valuation of intercompany services, cross-border payments between affiliated companies and the related effects on income tax and transfer tax. Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. In addition, our business has undertaken acquisitions, restructurings and other transactions in prior years where the ultimate tax determination resulting from these transactions remains uncertain. We are regularly under audit by tax authorities in many of the jurisdictions in which we operate. Although we believe that our tax estimates are reasonable, any material differences as a result of final determinations of tax audits or tax disputes could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

We are subject to changing tax laws, treaties and regulations in and between countries in which we operate or otherwise have a presence. Also, various income tax proposals in the jurisdictions in which we operate could result in changes to the existing laws on which our deferred taxes are calculated. A change in these tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher income or non-income tax expense. Any such material changes could cause a material change in our effective tax rate.

Further changes in the tax laws of the foreign jurisdictions in which we operate could arise as a result of the base erosion and profit shifting project being undertaken by the Organization for Economic Cooperation and Development (OECD). The OECD, which represents a coalition of member countries that includes Chile and the United States, has undertaken studies and is publishing action plans that include recommendations aimed at addressing what they believe are issues within tax systems that may lead to tax avoidance by companies. The OECD has extended inclusion to non-OECD countries under their Inclusive Framework on Base Erosion and Profit Shifting (BEPS), bringing together over 100 countries to collaborate on the implementation of the OECD BEPS Package. This framework allows interested countries and jurisdictions to work with the OECD and G20 members on developing standards on BEPS-related issues and reviewing and monitoring the implementation of the whole BEPS Package. Included within this expanded group of countries are several jurisdictions in which we do business. It is possible that additional jurisdictions in which we do business could react to these initiatives or their own concerns by enacting tax legislation that could adversely affect us or our shareholders through increasing our tax liabilities.

Bermuda recently enacted the Economic Substance Act 2018 requiring affected Bermuda registered companies to maintain a substantial economic presence in Bermuda. This legislation could require us to incur substantial additional cost, and/or incur significant penalties and possibly require us to re-domicile our company to a jurisdiction with higher tax rates. Our results of operations could be materially and adversely affected if we become subject to these or other unanticipated tax liabilities.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that statements in this prospectus and in the documents incorporated by reference herein are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, statements regarding: our business, product, foreign currency and finance strategies; subscriber growth and retention rates; changes in competitive, regulatory and economic factors; anticipated changes in our revenue, expenses or growth rates; debt levels; our liquidity and our ability to access the liquidity of our subsidiaries; credit risks; internal control over financial reporting; foreign currency risks; interest rate risks; compliance with debt, financial and other covenants; our future projected contractual commitments and cash flows; the AT&T Acquisition, including financing plans, the expected closing date, and the potential risks associated with such acquisition; the Telefonica-Costa Rica Acquisition, including the expected closing date; the effects and potential impacts of COVID-19 on our business and results of operations; reductions in operating and capital costs; the remediation of material weaknesses; our share repurchase plan; the intentions of John C. Malone, Searchlight Capital Partners L.P., directors and senior management as to whether to participate in the offering; and other information and statements that are not historical fact. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. In evaluating these statements, you should consider the following list of some but not all of the factors that could cause actual results or events to differ materially from anticipated results or events:

•	economic and business conditions and industry trends in the countries in which we operate;

•	the competitive environment in the industries in the countries in which we operate, including competitor responses to our products and services;

•	fluctuations in currency exchange rates, inflation rates and interest rates;

•	instability in global financial markets, including sovereign debt issues and related fiscal reforms;

•	consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

•

changes in consumer viewing preferences and habits, including on mobile devices that function on various operating systems and specifications, limited bandwidth, and different processing power and screen sizes;

•

customer acceptance of our existing service offerings, including our video, broadband internet, fixed-line telephony, mobile and business service offerings, and of new technology, programming alternatives and other products and services that we may offer in the future;

•	our ability to manage rapid technological changes;

•	the impact of 5G and wireless technologies on broadband internet;

•	our ability to maintain or increase the number of subscriptions to our video, broadband internet, fixed-line telephony and mobile service offerings and our average revenue per household;

•	our ability to provide satisfactory customer service, including support for new and evolving products and services;

•	our ability to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers;

•	the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital;

•	changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings;

•	government intervention that requires opening our broadband distribution networks to competitors;

•

our ability to obtain regulatory approval and satisfy other conditions necessary to close acquisitions and dispositions, and the impact of conditions imposed by competition and other regulatory authorities in connection with acquisitions, such as the AT&T Acquisition and the Telefonica-Costa Rica Acquisition;

•

our ability to successfully acquire new businesses and, if acquired, to integrate, realize anticipated efficiencies from and implement our business plan with respect to the businesses we have acquired or that we expect to acquire, such as with respect to the AT&T Acquisition and the Telefonica-Costa Rica Acquisition;

•	changes in laws or treaties relating to taxation, or the interpretation thereof, in the U.S. or in other countries in which we operate;

•	changes in laws and government regulations that may impact the availability and cost of capital and the derivative instruments that hedge certain of our financial risks;

•

the ability of suppliers and vendors, including third-party channel providers and broadcasters (including our third-party wireless network provider under our MVNO arrangement), to timely deliver quality products, equipment, software, services and access;

•

the availability of attractive programming for our video services and the costs associated with such programming, including retransmission and copyright fees payable to public and private broadcasters;

•	uncertainties inherent in the development and integration of new business lines and business strategies;

•	our ability to adequately forecast and plan future network requirements, including the costs and benefits associated with our network extension and upgrade programs;

•	the availability of capital for the acquisition and/or development of telecommunications networks and services, including property and equipment additions;

•

problems we may discover post-closing with the operations, including the internal controls and financial reporting process, of businesses we acquire, such as with respect to the AT&T Acquisition and the Telefonica-Costa Rica Acquisition;

•	piracy, targeted vandalism against our networks, and cybersecurity threats or other security breaches, including the leakage of sensitive customer data, which could harm our business or reputation;

•	the outcome of any pending or threatened litigation, including the VTR class actions;

•	the loss of key employees and the availability of qualified personnel;

•	changes in the nature of key strategic relationships with partners and joint venturers;

•	our equity capital structure;

•	changes in and compliance with applicable data privacy laws, rules, and regulations;

•	our ability to recoup insurance reimbursements and settlements from third-party providers;

•	our ability to comply with economic and trade sanctions laws, such as the U.S. Treasury Department’s Office of Foreign Assets Control; and

•

events that are outside of our control, such as political conditions and unrest in international markets, terrorist attacks, malicious human acts, hurricanes and other natural disasters, pandemics, including the COVID-19 pandemic, and other similar events.

The broadband distribution and mobile service industries are changing rapidly and, therefore, the forward-looking statements of expectations, plans and intent in this prospectus and in the documents incorporated by reference herein are subject to a significant degree of risk. These forward-looking statements and the above described risks, uncertainties and other factors speak only as of the date of this prospectus (or, as to documents incorporated by reference, the date of such documents), and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by applicable federal securities laws. Readers are cautioned not to place undue reliance on any forward-looking statement. When considering such forward-looking statements, you should keep in mind the factors described in “Risk Factors” and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

THE RIGHTS OFFERING

General

Our board of directors (or a committee thereof) has determined that, subject to the satisfaction of all conditions to the rights distribution, on the rights distribution date, holders of our common shares will receive 0.2690 of a Class C Right for each Class A common share held by such holder, 0.2690 of a Class C Right for each Class B common share held by such holder, and 0.2690 of a Class C Right for each Class C common share held by such holder, in each case, on the rights distribution record date. The total number of Class C Rights to be issued to each shareholder will be rounded up to the nearest whole number (after taking into account the aggregate number of Class C Rights each shareholder would otherwise be entitled to receive in respect of the aggregate number of common shares held of record by such shareholder, in the aggregate as a result of the rights offering). Such rounding will be made with respect to each beneficial shareholder.

Each Class C Right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Class C Right entitles the holder to purchase one Class C common share at a subscription price of $7.14, which is equal to an approximate 25% discount to the Measurement Period VWAP. Each Class C Right also has an oversubscription privilege, as described below under the heading “—Subscription Privileges—Oversubscription Privilege.”

The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you were a holder of our common shares as of the rights distribution record date. If you held your common shares in a brokerage account or through a dealer or other nominee as of the rights distribution record date, please see the information included below under the heading “—Delivery of Subscription Materials and Payment—Beneficial Owners.” As used in this prospectus, the term “business day” means any day on which securities may be traded on the Nasdaq Global Select Market.

You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. There may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the expiration time.

Reasons for the Rights Offering

We are conducting the rights offering in order to raise capital to finance acquisitions, including the recently announced Telefonica-Costa Rica Acquisition, and for general corporate purposes. See “Use of Proceeds.”

Conditions to the Rights Distribution

The rights distribution is subject to the satisfaction of the following conditions:

•	the effectiveness under the Securities Act of the Registration Statement on Form S-3, of which this prospectus forms a part;

•	the approval of Nasdaq for the listing of our Class C Rights; and

•	our board of directors (or a committee thereof) shall not have revoked the rights distribution prior to the rights distribution date.

Trading Prior to the Ex-Dividend Date

The record date for the rights distribution is 5:00 p.m., New York City time, on September 8, 2020. After the rights distribution record date and prior to the ex-dividend date for the rights offering, our Class A, Class B and Class C common shares will trade or quote, as applicable, with an entitlement to receive Class C Rights. If you were a holder of our Class A, Class B or Class C common shares on the rights distribution record date, you would be entitled to receive the Class C Rights issuable in respect of those shares only if you continue to hold them through the rights distribution date, which is 5:00 p.m., New York City time, on September 10, 2020.

Determination of Subscription Price and Distribution Ratio

We determined the subscription price and the number of Class C Rights to distribute based on, among other things, the market price of our Class C common shares, discounts used in similar rights offerings, the general conditions of the securities markets and the amount of proceeds, after any deductions for expenses related to the rights offering, we wish to raise.

No Fractional Class C Rights

We will not issue or pay cash in lieu of fractional Class C Rights. Instead, the total number of Class C Rights to be issued to you will be rounded up to the nearest whole number (after taking into account the aggregate number of Class C Rights you would otherwise be entitled to receive in respect of the aggregate number of common shares held of record by you as a result of the rights offering). Such rounding will be made with respect to each beneficial shareholder. For example, if you hold 50 Class A common shares and 50 Class C common shares on the rights distribution record date, after aggregating your holdings of common shares of each class, you will receive, on the rights distribution date, 27 Class C Rights instead of the 26.9 Class C Rights you would have received without rounding as described herein.

You may request that the subscription agent divide your rights certificate into transferable parts if you are the record holder for a number of beneficial owners of common shares. However, the subscription agent will not divide your rights certificate such that (through rounding or otherwise) you would receive a greater number of Class C Rights than those to which you would be entitled if you had not divided your certificates.

Commencement of the Rights Offering

The rights offering will commence on September 11, 2020.

Expiration Time

You may exercise the basic subscription privilege and the oversubscription privilege at any time before the expiration time, which is 5:00 p.m., New York City time, on September 25, 2020, which will be the eleventh trading day following the commencement of the rights offering, unless the rights offering is extended. Any Class C Rights not exercised before the expiration time will expire and become null and void. We will not be obligated to honor your exercise of Class C Rights if the subscription agent receives any of the required documents relating to your exercise after the expiration time, regardless of when you transmitted the documents, unless you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

We may extend the expiration time for any reason. However, we do not intend to extend the expiration time of the rights offering for more than 25 trading days past the original eleven trading day period. If we do not complete the rights offering by the eleventh trading day of the subscription period and the expiration time has not been extended beyond such date, we will cause the subscription agent to return to each exercising holder the entirety of such holder’s aggregate subscription price previously paid (without interest).

If we elect to extend the date the Class C Rights expire, we will issue a press release announcing the extension before 9:00 a.m., New York City time, on the first business day after the most recently announced expiration time.

Subscription Privileges

The Class C Rights entitle you to a basic subscription privilege and an oversubscription privilege.

Basic Subscription Privilege. The basic subscription privilege entitles you to purchase one Class C common share per whole right, upon delivery of the required documents and payment of the subscription price per share, prior to the expiration time. You are not required to exercise your basic subscription privilege, in full or in part, unless you wish to also purchase shares under your oversubscription privilege described below.

Oversubscription Privilege. The Class C Rights include an oversubscription privilege relating to our Class C common shares. The oversubscription privilege entitles record date shareholders to purchase up to that number of Class C common shares offered in the rights offering which are not purchased by other rightsholders pursuant to their basic subscription privilege, upon delivery of the required documents and payment of the subscription price per share prior to the expiration time. You will be permitted to purchase Class C common shares pursuant to your oversubscription privilege only if other holders of Class C Rights do not exercise their basic subscription privilege in full. You may exercise your oversubscription privilege with respect to our Class C common shares only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you must specify the number of additional shares you wish to purchase, which may be up to the maximum number of Class C common shares offered in the rights offering, less the number of shares you may purchase under your basic subscription privilege. Only record date shareholders who exercise in full all rights issued to them are entitled to exercise the oversubscription privilege.

Pro Rata Allocation. If there are not enough Class C common shares to satisfy all subscriptions pursuant to the exercise of the oversubscription privilege, we will allocate the shares that are available for purchase under the oversubscription privilege pro rata (subject to the elimination of fractional shares) among those rightsholders who exercise their oversubscription privilege. Pro rata means in proportion to the number of Class C common shares that you and the other holders of rights have purchased pursuant to the exercise of the basic subscription privilege. If there is a need to prorate the exercise of rights pursuant to the oversubscription privilege and the proration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed pursuant to your basic and oversubscription privileges. We will allocate the remaining shares among all other rightsholders exercising their oversubscription privileges relating to our Class C common shares. You may not exercise your oversubscription privilege if you transfer all or a portion of your rights.

Full Exercise of Basic Subscription Privilege. You may exercise your oversubscription privilege relating to our Class C common shares only if you exercise, in full, your basic subscription privilege represented by a single rights certificate. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity under a single rights certificate. For example, if you were granted rights under a single Class C Rights certificate for Class C common shares you own individually and rights under a single Class C Rights certificate for Class C common shares you own jointly with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your oversubscription privilege with respect to those rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription privilege.

You must exercise your oversubscription privilege at the same time as you exercise your basic subscription privilege in full.

If you own your common shares through your broker, dealer or other nominee holder and you wish for them to exercise your oversubscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

•	the class and number of Liberty Latin America common shares held on the rights distribution record date on your behalf;

•	the number of Class C Rights you exercised under your basic subscription privilege;

•	that your entire basic subscription privilege held in the same capacity has been exercised in full; and

•	the number of Class C common shares you subscribed for pursuant to the oversubscription privilege.

Your nominee holder must also disclose to us certain other information received from you.

Return of Excess Payment. If you exercise your oversubscription privilege and are allocated less than all of the Class C common shares for which you subscribed, the funds you paid for those Class C common shares that are not allocated to you will be returned by mail or similarly prompt means, without interest or deduction, as soon as practicable after the expiration time.

Exercising Your Class C Rights

Subscription materials, including rights certificates, will be made available to holders upon the commencement of the rights offering. You may exercise your Class C Rights by delivering the following to the subscription agent before the expiration time:

•	your properly completed and executed rights certificate evidencing the exercised Class C Rights with any required signature guarantees or other supplemental documentation; and

•	your payment in full of the subscription price for each Class C common share subscribed for pursuant to the basic subscription privilege and the oversubscription privilege.

Alternatively, if you deliver a notice of guaranteed delivery together with your subscription price payment prior to the expiration time, you must deliver the rights certificate within two business days after the delivery of such notice of guaranteed delivery using the guaranteed delivery procedures described below under the heading “—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures.” You must, in any event, provide payment in full of the subscription price for each Class C common share being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time.

Payment of Subscription Price. Your cash payment of the subscription price must be made by wire transfer of immediately available funds or personal check drawn upon a U.S. bank payable to the subscription agent, “Computershare.” Your payment of the subscription price will be deemed to have been received by the subscription agent only when:

•	any personal check clears; or

•	the subscription agent receives a wire transfer of immediately available funds

You should note that funds paid by personal checks may take five business days or more to clear. If you wish to pay the subscription price in respect of your basic subscription privilege and oversubscription privilege by an personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a wire transfer of immediately available funds in order to avoid missing the opportunity to exercise your rights.

You will not be entitled to any interest earned on the cash funds held by the subscription agent.

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from holders of rights until we issue to you your Class C common shares, or return your overpayment, if any.

Exercising a Portion of Your Class C Rights. If you subscribe for fewer than all of the Class C common shares that you are eligible to purchase pursuant to the basic subscription privilege represented by your rights certificate, you may, under certain circumstances, request the subscription agent to attempt to sell your unused rights. See “—Method of Transferring and Selling Class C Rights” below. Alternatively, you may transfer a portion of your rights and request from the subscription agent a new rights certificate representing the rights you did not transfer. If you exercise less than all of your rights represented by a single rights certificate, you may not exercise the oversubscription privilege.

Calculation of Rights Exercised. If you do not indicate the number of rights being exercised, or do not forward full payment of the aggregate subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your basic subscription and no direction is given as to the excess, you will be deemed to have exercised the oversubscription privilege to purchase the maximum number of shares available to you pursuant to your oversubscription privilege that may be purchased with your overpayment. If we do not apply your full subscription price payment to your purchase of Class C common shares, we will return the excess amount to you by mail or similarly prompt means, without interest or deduction as soon as practicable after the expiration time.

Instructions for Completing the Rights Certificate. You should read and follow the instructions accompanying the rights certificate carefully. If you want to exercise your rights, you must send your completed rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. You should not send the rights certificates, any other documentation or payment to us. Any rights certificates and other items received by us will be returned to the sender as promptly as possible.

You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. There may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the expiration time.

Signature Guarantee May Be Required. Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your rights certificate is registered in your name; or

•	you are an eligible institution.

Delivery of Subscription Materials and Payment

You should deliver the rights certificate and payment of the subscription price, as well as any notices of guaranteed delivery and any other required documentation:

If delivering by first class mail:

Computershare, N.A.

Attn: Voluntary Corporate Actions

P.O. Box 43011

Providence, RI 02940-3011

If delivering by registered, certified or express mail, or overnight courier:

Computershare, N.A.

Attn: Voluntary Corporate Actions

150 Royall Street, Suite V

Canton, MA 02021

If sending payment of subscription price by wire of immediately available funds:

Bank of America

ABA Number 026009593

DDA 4426226480

Account Name CINC AAF Rights Offering A

SWIFT    BOFAUS3N

Reference Line    LILA Rights Offering and your 11 digit Computershare Account Number

If you do not include your 11 digit Computershare Account Number in the reference line of your wire we will not be able to match your wire to your Rights Exercise and your Rights Exercise would not be accepted into this offer.

In considering which method of delivery to use, holders of rights should take into consideration the amount of time remaining in the rights offering, as well as any guaranteed delivery procedures, to ensure that materials are delivered prior to the expiration of the rights offering.

Guaranteed Delivery Procedures. If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificates evidencing your rights to the subscription agent before the expiration time, you may exercise your rights by the following guaranteed delivery procedures:

•

provide your payment in full of the subscription price for each Class C common share being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time;

•	deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

•	deliver the properly completed rights certificate evidencing the Class C Rights being exercised, with any required signatures.

Your notice of guaranteed delivery must be substantially in the form provided with the “Instructions For Use of Liberty Latin America Ltd. Class C Rights Certificates” distributed to you with your rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

•	your name;

•

the number of Class C Rights represented by your rights certificates, the number of Class C common shares you are subscribing for pursuant to the basic subscription privilege, and the number of Class C common shares, if any, you are subscribing for pursuant to the oversubscription privilege; and

•

your guarantee that you will deliver to the subscription agent any rights certificates evidencing the Class C Rights you are exercising within two business days following the date the subscription agent receives your notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth under “—Delivery of Subscription Materials and Payment” above.

The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the information agent at the numbers noted below under “—Information Agent”.

Notices to Nominees. If you are a broker, a dealer, a trustee or a depositary for securities who will hold our common shares for the account of others as a nominee holder and thus will hold Class C Rights for the account of others as a nominee holder, you should notify the respective beneficial owners of those shares of the issuance of the Class C Rights as soon as possible to find out the beneficial owners’ intentions.

You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our common shares on the rights distribution record date, so long as the nominee submits the appropriate rights certificates and proper payment to the subscription agent.

Beneficial Owners. If you will be a beneficial owner of our common shares and thus will be a beneficial owner of our Class C Rights that you hold through a nominee holder following the rights distribution, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to sell or exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your Class C Rights, you should complete and return to your broker, dealer or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, dealer or other nominee with the other subscription materials.

Procedures for DTC Participants. If you will be a broker, a dealer, a trustee or a depositary for securities who holds our common shares for the account of others as a nominee holder and thus will hold Class C Rights for the account of others as a nominee holder, you may, upon proper showing to the subscription agent, exercise your beneficial owners’ basic and oversubscription privileges through DTC. Any rights exercised through DTC are referred to as DTC Exercised Rights. You may exercise your DTC Exercised Rights through DTC’s PSOP Function on the “agents subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the expiration time unless guaranteed delivery procedures are utilized, as described above.

Determinations Regarding the Exercise of Class C Rights. We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of Class C common shares pursuant to your exercise could be deemed unlawful or materially burdensome. See “—Regulatory Limitation” and “—Compliance with State Regulations Pertaining to the Rights Offering” below.

Revocation of Exercised Class C Rights

Once you have exercised your basic subscription privilege and, should you choose, your oversubscription privilege, you may not revoke your exercise.

Subscription Agent

We have appointed Computershare, N.A. as subscription agent for the rights offering. We will pay its fees and expenses related to the rights offering.

Information Agent

You may direct any questions or requests for assistance concerning the method of exercising your Class C Rights, additional copies of this prospectus, the instructions, the notice of guaranteed delivery or other subscription materials referred to herein, to the information agent, at the following telephone number and address:

Innisfree M&A Incorporated

Banks and brokers call collect: (212) 750-5833

All others call toll free: 877-750-8312

Dealer Manager

J.P. Morgan Securities LLC will act as dealer manager for this rights offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide marketing services in connection with this rights offering and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its marketing and soliciting services. See “Plan of Distribution.”

Method of Transferring and Selling Class C Rights

We expect to list the Class C Rights on the Nasdaq Global Select Market on a “when-issued” basis on September 10, 2020 under the symbol “LILRV” and in the “regular way” on September 11, 2020 (the first trading day following the rights distribution date and the commencement date for the rights offering) under the symbol “LILAR.” We expect that Class C Rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration time. However, there will not be a public market for the Class C Rights prior to the rights distribution date, other than one expected day of when-issued trading on the rights distribution date. There can be no assurance that an active trading market will develop or be sustained for the Class C Rights following the rights distribution. We also cannot assure you of the prices at which the Class C Rights will trade, if at all. If you do not exercise or sell your Class C Rights you will lose any value inherent in the Class C Rights. See “—General Considerations Regarding the Partial Exercise, Transfer or Sale of Class C Rights” below.

Transfer of Class C Rights. You may transfer Class C Rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a portion of the rights, you should deliver your properly endorsed rights certificate to the subscription agent. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). You may only transfer whole rights and not fractions of a right. If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you wish to sell your remaining rights, you may request that the subscription agent send you certificates representing your remaining (whole) rights so that you may sell them through your broker or dealer. You may also request that the subscription agent sell your rights for you, as described below.

If you wish to transfer all or a portion of your rights, you must notify the subscription agent on or before 5:00 p.m. New York City time on the fifth business day before the expiration time for the subscription agent to:

•	receive and process your transfer instructions; and

•	issue and transmit a new rights certificate to your transferee or transferees with respect to transferred Class C Rights, and to you with respect to any rights you retained.

If you wish to transfer your rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.

Sales of Class C Rights Through the Subscription Agent. If you choose not to sell your rights through your broker or dealer, you may seek to sell your rights through the subscription agent. If you wish to have the subscription agent seek to sell your rights, you must deliver your properly executed rights certificate, with appropriate instructions, and a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable, to the subscription agent. If you want the subscription agent to seek to sell only a portion of your rights, you must send the subscription agent instructions setting forth what you would like done with the rights, along with your rights certificate and a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable.

If the subscription agent sells rights for you, it will send you a check for the net proceeds from the sale of any of your rights, reduced by any applicable tax withholding (including backup withholding), as soon as practicable after the expiration time. If your rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all rights sold by the subscription agent. The aggregate fees charged by the subscription agent for selling rights will be deducted from the aggregate sale price for all such rights in determining the weighted average net sale price of all such rights. We cannot assure you, however, that a market will develop for the Class C Rights, or that the subscription agent will be able to sell your Class C Rights.

The subscription agent must have received your order to sell your rights before 5:00 p.m., New York City time, on the fifth business day before the expiration time. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other holders of rights based on the number of rights that each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it. The subscription agent is required to sell your rights only if it is able to find buyers.

If you sell your rights through your broker or dealer, you will likely receive a different amount of proceeds than if you sell the same amount of rights through the subscription agent. If you sell your rights through your broker or dealer instead of the subscription agent, your sales proceeds will be the actual sales price of your rights rather than the weighted average sales price described above.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Class C Rights

The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights, except that we will pay any fees of the subscription agent associated with the exercise of rights. Any amounts you owe will be deducted from your account.

If you do not exercise your Class C Rights before the expiration time, your Class C Rights will expire and will no longer be exercisable.

Treatment of Share Appreciation Rights and Other Awards

Holders of share appreciation rights to purchase Liberty Latin America common shares, regardless of class, on the rights distribution record date will not receive Class C Rights, unless they have exercised their share appreciation rights to receive common shares prior to the rights distribution record date. Similarly, holders of restricted share units, including performance-based restricted share units, with respect to Liberty Latin America common shares, regardless of class, on the rights distribution record date will not receive Class C Rights, unless their restricted share units are settled for common shares prior to the rights distribution record date. In lieu of receiving any Class C Rights, holders of such share appreciation rights and restricted share units are expected to receive an adjustment with respect to their outstanding awards, which, in each case, is intended to compensate them for the diminution in value associated with the common shares underlying their equity awards. Holders of our equity awards are encouraged to speak with their tax advisors regarding the tax treatment of any such adjustment.

Amount and Source of Funds and Financing for the Rights Offering; Expenses

It is expected that we will incur an aggregate of approximately $1.3 million in expenses in connection with the rights offering, other than the fee we are paying to the dealer manager for its marketing and soliciting services. These expenses will be comprised of:

•	approximately $60,000 of printing and mailing expenses associated with this prospectus;

•	approximately $825,000 in legal fees and expenses;

•	approximately $200,000 in accounting fees and expenses;

•	$45,495 in SEC filing fees; and

•	approximately $169,505 in other miscellaneous expenses.

We will pay these expenses from our existing cash balances.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for all classes of our common shares.

No Recommendations to Rightsholders

Neither we nor our board of directors (nor any committee thereof) has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for our Class C common shares, or simply take no action with respect to your rights, based on your own assessment of your best interests.

Purchase Intentions of John C. Malone, Searchlight Capital Partners L.P., Directors and Senior Management

We have been informed by John Malone, a director emeritus of our company, and Searchlight Capital Partners, L.P., who together own approximately 25.4% of the aggregate voting power of our outstanding common shares, that they each intend to exercise in full their respective basic subscription privileges in the rights offering. In addition, each member of our board and executive management team has advised us that he or she intends to exercise his or her basic subscription rights in full.

Termination

Our board of directors (or a committee thereof) may determine to abandon the rights distribution at any time and, even after the Class C Rights have been distributed, may also determine to abandon the rights offering prior to its commencement or terminate the rights offering following its commencement for any reason at any time before the expiration time. If we terminate the rights offering, we will promptly issue a press release announcing the termination, and we will promptly thereafter return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Foreign Shareholders

We will not mail rights certificates to registered shareholders on the rights distribution record date or to subsequent transferees whose addresses are outside the United States. Instead, we will have the subscription agent hold the rights certificates for those holders’ accounts. To exercise their rights, registered foreign holders must notify the subscription agent before 5:00 p.m., New York City time, on the fifth business day prior to the expiration time, and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law. If a registered foreign holder does not notify and provide acceptable instructions to the subscription agent by such time (and if no contrary instructions have been received), the rights will be sold on behalf of such registered foreign holder, subject to the subscription agent’s ability to find a purchaser. Any such sales will be deemed to be effected at the weighted average sale price of all Class C Rights sold by the subscription agent. See “—Method of Transferring and Selling Class C Rights” above. If the subscription agent sells the rights, the subscription agent will remit a check for the net proceeds from the sale of any rights, reduced by any applicable tax withholding (including backup withholding), to registered foreign holders by mail.

Regulatory Limitation

We will not be required to issue to you Class C common shares pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the expiration time, you have not obtained such clearance or approval.

Issuance of Class C Common Shares

Unless we earlier terminate the rights offering, the subscription agent will issue to you the Class C common shares purchased by you in the rights offering as soon as practicable after the expiration time. The subscription agent will effect delivery of the subscribed for Class C common shares through the subscription agent’s book-entry registration system by mailing to each subscribing holder a statement of holdings detailing the subscribing holder’s subscribed for Class C common shares and the method by which the subscribing holder may access its account and, if desired, trade its shares.

Your payment of the aggregate subscription price will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your subscribed for Class C common shares. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of our company with respect to your subscribed for Class C common shares until the shares are delivered via the book-entry registration statement. Upon such delivery, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.

We will not issue any fractional rights for Class C common shares.

Class C Common Shares Outstanding Following the Rights Offering

Following the rights offering and without giving effect to any anti-dilution adjustments associated with outstanding equity awards or rounding of the Class C Rights as described herein, we estimate that we would have outstanding 180,395,049 Class C common shares immediately following the completion of the rights offering.

Compliance with State Regulations Pertaining to the Rights Offering

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase Class C common shares from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences to U.S. holders (as defined below) of our Class A, Class B or Class C common shares of the receipt, ownership and disposition, expiration or exercise of the Class C Rights distributed pursuant to the rights distribution, and, where noted, the ownership and disposition of our Class C common shares received upon exercise of the Class C Rights. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated or proposed thereunder (the Treasury Regulations), administrative pronouncements and judicial decisions as of the date of this prospectus, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. In particular, changes in the Code or applicable Treasury Regulations could adversely affect the U.S. federal income tax treatment of stock rights with characteristics similar to the Class C Rights. Any future legislation, Treasury Regulation, or other guidance could be enacted or promulgated so as to apply retroactively to the rights distribution or the exercise of the Class C Rights. Any such changes could materially affect the continuing validity of this discussion. We cannot assure you that the Internal Revenue Service (IRS) will not challenge one or more of the tax consequences described in this discussion or that a court will not sustain such challenge, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the receipt, ownership and disposition, expiration or exercise of the Class C Rights, or of the ownership and disposition of our Class C common shares received upon exercise of the Class C Rights.

As used herein, a “U.S. holder” means a beneficial owner of our Class A, Class B or Class C common shares, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more “United States persons,” as described in the Code, have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person,” as defined in the Code.

This discussion addresses only those of you who receive the Class C Rights pursuant to the rights distribution and hold our Class A, Class B or Class C common shares and will, after the rights distribution, hold the Class C Rights and any Class C common shares received upon exercise of the Class C Rights, in each case, as “capital assets” within the meaning of Section 1221 of the Code. This discussion is limited to the U.S. federal income tax consequences of the rights distribution and rights offering and of the ownership and disposition of our Class C common shares received upon exercise of the Class C Rights, and does not address all potential tax consequences that may be relevant to you in light of your particular circumstances. Further, this discussion does not address U.S. holders of our Class A, Class B or Class C common shares or Class C Rights who are subject to special treatment under U.S. federal income tax laws, such as:

•	tax-exempt organizations for U.S. federal income tax purposes;

•	S corporations, entities taxable as partnership for U.S. federal income tax purposes and other pass-through entities, and in each case, owners thereof;

•	banks, insurance companies or other financial institutions;

•	mutual funds;

•	brokers or dealers in stocks and securities;

•	traders or investors in our Class A, Class B or Class C common shares or the Class C Rights who elect the mark-to-market method of accounting for such shares or rights;

•	shareholders who received our Class A, Class B or Class C common shares from the exercise of compensatory share rights or otherwise as compensation or will receive Class C Rights as compensation;

•	shareholders who hold our Class A, Class B or Class C common shares or will hold Class C Rights in a tax-qualified retirement plan, individual retirement account or other qualified savings account;

•

shareholders who hold our Class A, Class B or Class C common shares or will hold Class C Rights as part of a straddle, wash sale, or a constructive sale or conversion transaction or other risk reduction or integrated investment transaction; and

•

any holder that, at any time, owns, directly, indirectly or constructively, 10% or more of the combined voting power of our shares or 10% or more of the total value of all classes of our shares outstanding, and any person related to such a holder (within the meaning of Section 267(b) of the Code).

This discussion also does not address the effect of any state, local or foreign tax laws or any tax treaty that may apply or the application of the U.S. federal estate and gift tax, the alternative minimum tax or the Medicare tax on net investment income. In addition, this discussion does not address the U.S. federal income tax consequences of the rights distribution or rights offering to current holders of options, warrants or other rights to acquire our Class A, Class B or Class C common shares.

You should consult your tax advisor regarding the application of the U.S. federal income tax laws to your particular situation, as well as the applicability of any other U.S. federal, state, local or foreign tax laws or any tax treaty.

Receipt, Ownership and Disposition, Expiration or Exercise of the Class C Rights

Receipt of Class C Rights

We believe, and intend to take the position that, your receipt of the Class C Rights pursuant to the rights distribution or rights offering would not be treated as a taxable distribution with respect to your existing Class A, Class B or Class C common shares for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a stockholder of a right to acquire stock would not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b), which include “disproportionate distributions.” A “disproportionate distribution” is a distribution (or series of distributions, including deemed distributions) from a corporation that has the effect of the receipt of cash or property by some stockholders (including, for this purpose, holders of convertible securities) and an increase in the proportionate interest of other stockholders (including, for this purpose, holders of convertible securities) in the corporation’s assets or earnings and profits. We believe your receipt of the Class C Rights pursuant to the rights distribution or rights offering would not be treated as part of a disproportionate distribution.

The application of Section 305 of the Code is not clear in certain respects. Accordingly, the application of the disproportionate distribution rules to the rights distribution is subject to some uncertainty. We have not sought any ruling from the IRS, and do not intend to seek any ruling, relating to the rights distribution or rights offering. Our position regarding the tax-free treatment of the rights distribution and rights offering is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Class C Rights is a “disproportionate distribution” or otherwise, then the distribution of the Class C Rights will be treated as a distribution of property with respect to your Class A common shares, Class B common shares, or Class C common shares, as applicable, and the tax treatment of such distribution will be determined by applying the principles described below under the section “—Ownership and Disposition of the Class C Common Shares Received Upon Exercise of the Class C Rights—Distributions on Class C Common Shares.”

The remaining discussion below is based upon, and assumes, the treatment of the rights distribution or rights offering as a non-taxable distribution with respect to your existing Class A, Class B or Class C common shares for U.S. federal income tax purposes.

Tax Basis and Holding Period of Class C Rights

If, on the rights distribution date, the fair market value of the Class C Rights which we distribute to you represents less than 15% of the fair market value of your existing Class A, Class B or Class C common shares with respect to which such rights were distributed, your basis in the Class C Rights generally will be zero for U.S. federal income tax purposes, unless you make an election to allocate your basis in such existing shares between those shares and Class C Rights in proportion to their relative fair market values on the rights distribution date. This election may be made pursuant to Section 307 of the Code and the Treasury Regulations thereunder and will be irrevocable once made.

However, if, on the rights distribution date, the fair market value of the Class C Rights which we distribute to you represents 15% or more of the fair market value of your existing Class A, Class B or Class C common shares with respect to which such rights were distributed, then your basis in such existing shares will be allocated between those shares and Class C Rights in proportion to their relative fair market values on the rights distribution date.

Your holding period for the Class C Rights that we distribute to you will include the holding period of your existing Class A, Class B or Class C common shares with respect to which such rights were distributed.

If you have acquired different blocks of our Class A, Class B or Class C common shares at different times or at different prices, then you should consult your tax advisor regarding the allocation of your aggregate basis among, and your holding period of, Class C Rights distributed pursuant to the rights distribution.

Sale, Exchange or Other Disposition of Class C Rights

Subject to the special rules described below under the section “—Possible PFIC Classification,” upon the sale, exchange or other disposition of your Class C Rights, you generally will recognize capital gain or loss equal to the difference between the amount realized and your basis in such rights. Such gain or loss will be long-term capital gain or loss if your holding period in the Class C Rights is more than one year on the date of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than short-term capital gains. The deductibility of capital losses is subject to limitations.

Expiration of Class C Rights

If you receive Class C Rights in the rights distribution from us and you allow such rights to expire (i.e., you retain but do not exercise such rights), then you generally will not be permitted to recognize a taxable loss. If your basis in your existing Class A, Class B or Class C common shares was allocated between those shares and the expired Class C Rights, then your basis in the expired Class C Rights will be reallocated to those shares.

If your Class C Rights expire without exercise after you have disposed of your existing Class A, Class B or Class C common shares with respect to which such rights were distributed, and tax basis had previously been allocated between those shares and the expired Class C Rights, you should consult your tax advisor regarding the ability to recognize a loss (if any) on the expiration of the Class C Rights.

Exercise of Class C Rights; Basis and Holding Period of Acquired Shares

You will not recognize gain or loss upon the exercise of the Class C Rights. Your initial basis in the Class C common shares you acquire through exercise of such rights will equal the sum of (i) the subscription price you paid to acquire such Class C common shares and (ii) your basis, if any, in the Class C Rights which you exercised. Your holding period in the Class C common shares acquired upon exercise of the Class C Rights will begin on the date of exercise.

Ownership and Disposition of the Class C Common Shares Received Upon Exercise of the Class C Rights

Distributions on Class C Common Shares

We have no present intention of making cash distributions on Class C common shares. Subject to the special rules described below under the section “—Possible PFIC Classification,” distributions, if any, made to a U.S. holder with respect to our Class C common shares held by the U.S. holder (other than certain distributions of common stock) generally will be taxable to the U.S. holder as dividend income to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Amounts not treated as dividend income for U.S. federal income tax purposes will first be treated as a tax-free return of capital (with a corresponding reduction in the adjusted tax basis of a U.S. holder’s Class C common shares, as applicable), and thereafter will be taxed as capital gain recognized on a taxable disposition. If no determination of earnings and profits for U.S. federal income tax purposes can be made because of a lack of information or otherwise, then the distribution will be treated entirely as dividend income. Subject to the special rules described below under the section “—Possible PFIC Classification,” so long as the Class C common shares continue to be listed on the Nasdaq stock market, dividends with respect to our Class C common shares received by certain non-corporate U.S. holders (including individuals) will generally constitute qualified dividend income subject to U.S. federal income tax at preferential rates, provided that certain holding period requirements and other conditions are satisfied. U.S. holders are urged to consult their tax advisors regarding the availability of the preferential rate based on their particular situation. Corporate U.S. holders generally will not be eligible for the dividends received deduction with respect to dividends received from us.

For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our Class C common shares will generally be treated as foreign-source income and constitute “passive category income.” However, if we are or become at least 50% owned by U.S. persons either in terms of the total combined voting power of all classes of stock entitled to vote or in terms of the total value of our outstanding stock, dividends paid by us may be treated as U.S.-source income (rather than foreign-source income) for foreign tax credit purposes to the extent we earn more than an insignificant amount of U.S.-source income. U.S. holders are urged to consult their tax advisors regarding the possible impact of this rule in their particular circumstances.

Sale, Exchange or Other Taxable Dispositions of Class C Common Shares

A U.S. holder generally will recognize gain or loss on any sale or other taxable disposition of our Class C common shares in an amount equal to the difference between the amount realized by the U.S. holder from such sale or other taxable disposition and the U.S. holder’s tax basis in such shares. Subject to the special rules described below under the section “—Possible PFIC Classification,” such gain or loss generally will be treated as (1) long-term capital gain or loss if the U.S. holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short-term capital gain or loss otherwise and (2) U.S.-source gain or loss, as applicable, for foreign tax credit purposes. Individuals and other non-corporate U.S. holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. holder’s ability to deduct capital losses is subject to certain limitations.

Possible PFIC Classification

In general, a non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a passive foreign investment company (“PFIC”) in a particular taxable year if either (1) at least 75% of its gross income for the taxable year is “passive” income, or (2) at least 50% of the average value of its assets held during the taxable year is attributable to assets that produce, or are held for the production of, passive income, subject to certain special rules. For purposes of these tests, “passive income” generally includes dividends, interests, gains from the sale or exchange of investment property, and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services generally does not constitute “passive income.” For this purpose, a

non-U.S. corporation is treated as owning directly its proportionate share of the assets and receiving directly its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock.

Based on our business and operations and the business and operations of our subsidiaries, we believe we were not a PFIC for 2019, and we do not expect to be treated as a PFIC for the current taxable year or for foreseeable future taxable years. No assurance can be given, however, that the IRS, or a court of law, will accept our position. Further, the determination of whether we are a PFIC in any taxable year is a factual determination made on an annual basis after the close of such taxable year, and our status may change if there are changes in our or our subsidiaries’ assets, income or operations. Accordingly, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable year.

If we were to be treated as a PFIC for any taxable year in which a U.S. holder is treated as holding our shares (including, under proposed Treasury Regulations, the Class C Rights) for U.S. federal income tax purposes, such U.S. holder could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a sale or other disposition of such shares or Class C Rights (including an indirect disposition such as a pledge), and certain distributions received on such shares, even if we are not a PFIC in any subsequent taxable year. In addition, dividends received with respect to our Class C common shares would not constitute qualified dividend income eligible for preferential tax rates if we were treated as a PFIC for the taxable year in which the dividend is paid or for its preceding taxable year. Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. In addition, if we were to be treated as a PFIC for any taxable year in which a U.S. holder is treated as holding our shares (including, under proposed Treasury Regulations, the Class C Rights) for U.S. federal income tax purposes, such U.S. holder would generally be required to file annual returns with the IRS on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund).

U.S. holders are urged to consult their tax advisors regarding the PFIC rules, including the PFIC annual reporting requirements, as well as the applicability, availability and advisability of, and procedure for, making available elections with respect to us and our subsidiaries, and the U.S. federal income tax consequences of making such elections.

U.S. Return Disclosure Requirements with Respect to Foreign Financial Assets

Certain U.S. holders who are individuals (and, under the Treasury Regulations, certain entities) may be required to report information relating to the Class C Rights and our Class C common shares, subject to certain exceptions (including an exception for the Class C Rights and our Class C common shares held in accounts maintained by certain U.S. financial institutions, and an exception for U.S. holders who have filed IRS Form 8621 (discussed above) or certain other IRS forms for the same taxable year), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax returns. Such U.S. holders who fail to timely furnish the required information may be subject to significant penalties. Additionally, if a U.S. holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. holder to which the information relates may not close until three years after such information is filed. U.S. holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the Class C Rights and our Class C common shares.

Information Reporting and Backup Withholding

In general, information reporting to the IRS and backup withholding may apply to your sale, exchange or other disposition of Class C Rights. Backup withholding (currently at a rate of 24%) may apply to “reportable payments” if you fail to provide a correct taxpayer identification number and certain other information, fail to provide a certification of exempt status or fail to report your full dividend and interest income. You are not subject to backup withholding if you (i) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact or (ii) provide a correct taxpayer identification number, certify under penalties of perjury that you are not subject to backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is properly furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

MATERIAL BERMUDA TAX CONSEQUENCES OF

THE RIGHTS DISTRIBUTION AND THE RIGHTS OFFERING

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares, nor is any such tax payable in respect of the Class C Rights. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31,2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

USE OF PROCEEDS

We will use the net proceeds from any exercise of Class C Rights in this rights offering to finance acquisitions, including the recently announced Telefonica-Costa Rica Acquisition, and for general corporate purposes.

PLAN OF DISTRIBUTION

We are distributing our Class C Rights directly to holders of our common shares, on a pro rata basis, pursuant to the rights distribution, and expect to list our Class C Rights on the Nasdaq Global Select Market on a “when-issued” basis on September 10, 2020 under the symbol “LILRV” and in the “regular way” on September 11, 2020 (the first trading day following the rights distribution date and the commencement date for the rights offering) under the symbol “LILAR.”

The Class C Rights offered pursuant to this rights offering are being offered by us directly to all holders of our common shares as of the rights distribution record date. We intend to distribute subscription materials, including rights certificates, to those persons that were holders of our common shares on the rights distribution record date.

The Class C Rights entitle you to a basic subscription privilege and an oversubscription privilege. The basic subscription privilege entitles you to purchase one Class C common share per whole right, upon delivery of the required documents and payment of the subscription price per share, prior to the expiration time. You are not required to exercise your basic subscription privilege, in full or in part, unless you wish to also purchase shares under your oversubscription privilege. The oversubscription privilege entitles you to purchase up to that number of Class C common shares offered in the rights offering which are not purchased by other rightsholders pursuant to their basic subscription privilege, upon delivery of the required documents and payment of the subscription price per share prior to the expiration time.

J.P. Morgan Securities LLC will act as dealer manager for this rights offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide marketing services in connection with this rights offering and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. The dealer manager will not underwrite this offering and has no obligation to purchase, or procure purchases of, the Class C Rights offered hereby or otherwise act in any capacity whatsoever as an underwriter. We have agreed to pay the dealer manager a fee for its marketing and soliciting services equal to $1,000,000. We have also agreed to pay the documented fees and disbursements of the Dealer Manager’s outside legal counsel in connection with the rights offering.

In the dealer manager agreement, we have agreed that we will indemnify the dealer manager against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the dealer manager may be required to make in respect of those liabilities. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, or gross negligence of the dealer manager.

The dealer manager has not prepared any report or opinion constituting a recommendation or advice to us or to our shareholders in connection with this offering, nor has the dealer manager prepared an opinion as to the fairness of the subscription price or the terms of this offering. The dealer manager expresses no opinion and makes no recommendation to the holders of our common shares as to the purchase by any person of common shares. The dealer manager also expresses no opinion as to the prices at which the Class C Rights to be distributed in connection with this offering may trade or the prices at which the Class C common shares acquired through purchasing and exercising the rights may trade if and when they are issued or at any future time.

Except as described herein, we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercises of Class C Rights.

Computershare will act as subscription agent for the rights offering. We have agreed to pay Computershare a base fee for its services as subscription agent equal to approximately $75,000 (which includes the fees associated with the exercise but not the sale of rights and does not include certain administrative fees, some of which may be determined at a later date). We have also agreed to reimburse Computershare for its reasonable expenses in connection with its service as subscription agent, including fees relating to the exercise of rights by brokers, dealers and nominees acting on behalf of holders of our common shares.

We will pay Innisfree M&A Incorporated, the information agent, an estimated fee of $15,000 in connection with the rights offering. We have also agreed to reimburse Innisfree M&A Incorporated for its reasonable expenses in connection with its service as information agent.

Prior to the expiration of the offering, the dealer manager or its affiliates can independently offer for sale Class C common shares at prices determined at the time of sale in its capacity as owner of such shares and not as dealer manager. The dealer manager could realize profits or losses independent of any fees described in this prospectus.

The dealer manager and/or its affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our associates. They have received (or will receive) customary fees and commissions for these transactions. The dealer manager has engaged in, and may in the future engage in, such transactions or other commercial dealings in the ordinary course of business with us or our affiliates, including certain affiliates of the dealer manager having acted as agent in connection with certain of our historical private placement transactions, and as lenders to us or our affiliates.

In addition, in the ordinary course of their business activities, the dealer manager and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The dealer manager and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, the dealer manager may engage in passive market making transactions in our Class C common shares on the Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the Class C Rights. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Class C Rights at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Except as described herein, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

We estimate that our total expenses in connection with the rights offering, including registration, legal, printing and accounting fees, will be approximately $1.3 million, other than the fee we are paying to the dealer manager for its marketing and soliciting services.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Baker Botts L.L.P., New York, New York. Legal matters relating to the validity of the securities to be issued in the rights offering will be passed upon by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters in connection with this rights offering will be passed upon for the dealer manager by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements of Liberty Latin America as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the Registration Statement on Form S-3 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report dated February 19, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses the opinion that Liberty Latin America Ltd. did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment:

•

The Company did not have a sufficient number of trained resources with the appropriate skills and knowledge with assigned responsibilities and accountability for the design and operation of internal controls over financial reporting.

•

The Company did not have an effective risk assessment process that successfully identified and assessed risks of misstatement to ensure controls were designed and implemented to respond to those risks. The Company did not adequately communicate the changes necessary in financial reporting and related internal controls throughout its organization and to affected third parties.

•	The Company did not have an effective monitoring process to assess the consistent operation of internal control over financial reporting and to remediate known control deficiencies.

•	The Company did not have an effective information and communication process to identify, capture and process relevant information necessary for financial accounting and reporting.

•

The Company did not i) establish effective general information technology controls (GITCs), specifically program change controls and access controls, commensurate with financial and IT personnel job responsibilities that support the consistent operation of the Company’s IT operating systems, databases and IT applications, and end user computing over all financial reporting, ii) have policies and procedures through which general information technology controls are deployed across the organization. Automated process-level controls and manual controls dependent upon the accuracy and completeness of information derived from information technology systems were also rendered ineffective because they are affected by the lack of GITCs.

•

The Company did not have effective control activities related to the design, implementation and operation of process-level control activities related to order-to-cash (including revenue, trade receivables, and deferred revenue), procure-to-pay (including operating expenses, prepaid expenses, accounts payable, and accrued liabilities), hire-to-pay (including compensation expense and accrued liabilities), long-lived assets, inventory, and other financial reporting processes.

•

The Company did not have effective control activities related to the design, implementation and operation of process-level control activities related to order-to-cash (including revenue, trade receivables, and deferred revenue), procure-to-pay (including operating expenses, prepaid expenses, accounts payable, and accrued liabilities), hire-to-pay (including compensation expense and accrued liabilities), long-lived assets, inventory, and other financial reporting processes.

The material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in the audit of the 2019 consolidated financial statements, and this report does not affect the report on those consolidated statements.

The report covering the December 31, 2019 consolidated financial statements refers to changes in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases, and accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by Liberty Latin America Ltd., a Bermuda exempted company (“Liberty Latin America” or the “Registrant”), in connection with the offering described in this Registration Statement. All amounts are estimates except the registration fee.

Registration fee	$45,495
Accounting fees and expenses	200,000
Legal fees and expenses	825,000
Printing and engraving expenses	60,000
Miscellaneous	169,505

Total	$1,300,000

Item 15.	Indemnification of Directors and Officers.

Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act.

The Registrant’s bye-laws provide that the Registrant will indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that the Registrant will advance funds to its officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. The Registrant’s bye-laws provide that its shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant has purchased and will maintain a directors’ and officers’ liability policy for such purpose and has entered into indemnification agreements with its directors and officers to provide for indemnification to the extent permitted by Bermuda law.

Item 16.	Exhibits.

(a) Exhibits. The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Description of Exhibit

1.1*	Form of Dealer Manager Agreement, between the Registrant and J.P. Morgan Securities LLC

3.1	Memorandum of Association of Liberty Latin America (incorporated by reference to Exhibit 3.1 to Liberty Latin America’s Registration Statement on Form S-1 filed on November 16, 2017 (File No. 333-221608) (the S-1 Registration Statement)).

Exhibit No.	Description of Exhibit

3.2	Memorandum of Increase of Share Capital of Liberty Latin America (incorporated by reference to Exhibit 3.1 to Liberty Latin America’s Current Report on Form 8-K filed on January 5, 2018 (File No. 001-38335) (the January 2018 8-K))

3.3	Bye-laws of Liberty Latin America (incorporated by reference to Exhibit 3.2 to the January 2018 8-K)

4.1	Specimen Certificate for Class C common shares, par value $.01 per share, of Liberty Latin America (incorporated by reference to Exhibit 4.3 to the S-1 Registration Statement)

4.2*	Specimen Certificate for Class C Common Share Subscription Rights of the Registrant.

4.3*	Instructions for use of Liberty Latin America Ltd. Class C Common Share Subscription Rights Certificates of the Registrant.

5.1*	Opinion of Conyers Dill & Pearman Limited

23.1*	Consent of KPMG LLP.

23.2*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page).

99.1*	Form of Notice of Guaranteed Delivery.

99.2*	Form of Letter from the Registrant to Brokers, Dealers and Nominees.

99.3*	Form of Letter from Brokers, Dealers and Nominees to Clients.

99.4*	Form of Notice to Rightsholders who are Record Holders.

99.5*	Form of Beneficial Owner Election Form.

*	Filed herewith.

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(b)

The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 10th day of September 2020.

LIBERTY LATIN AMERICA LTD.

By:	/S/ JOHN M. WINTER
John M. Winter Senior Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Winter and Christopher Noyes his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MICHAEL T. FRIES	Executive Chairman of the Board	September 10, 2020
Michael T. Fries

/s/ BALAN NAIR	President, Chief Executive Officer and Director (Principal Executive Officer)	September 10, 2020
Balan Nair

/s/ ALFONSO DE ANGOITIA NORIEGA	Director	September 10, 2020
Alfonso de Angoitia Noriega

/s/ CHARLES H.R. BRACKEN	Director	September 10, 2020
Charles H.R. Bracken

/s/ MIRANDA CURTIS	Director	September 10, 2020
Miranda Curtis

/s/ PAUL A. GOULD	Director	September 10, 2020
Paul A. Gould

/s/ BRENDAN PADDICK	Director	September 10, 2020
Brendan Paddick

/s/ DANIEL SANCHEZ	Director	September 10, 2020
Daniel Sanchez

/s/ ERIC L. ZINTERHOFER	Director	September 10, 2020
Eric L. Zinterhofer

/s/ CHRISTOPHER NOYES	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 10, 2020
Christopher Noyes

/s/ BRIAN ZOOK	Chief Accounting Officer (Principal Accounting Officer)	September 10, 2020
Brian Zook